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                                                                    Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-62613 of Eli Lilly and Company and Integrated Medical Systems, Inc. on Form S-4 of our report dated August 19, 1994, on the combined financial statements of PCS Group for each of the three years in the period ended March 31, 1994 appearing in the Current Report on Form 8-K/A dated November 29, 1994, of Eli Lilly and Company. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Phoenix, Arizona
October 25, 1995